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                          SECURITIES AND EXCHANGE COMMISSION
                                Washington D.C. 20549

                                       FORM 8-A

                  FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                           PURSUANT TO SECTION 12(b) OR (g)
                        OF THE SECURITIES EXCHANGE ACT OF 1934





                                YOUBET.COM INC.
                          ----------------------------
               (Exact name of registrant as specified in its charter)

        Delaware                                              95-4627253
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  (State of incorporation or organization) (IRS Employer Identification Number)


 1950 Sawtelle Boulevard, Suite 180, Los Angeles, California          90025
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    (Address of principal executive offices)                        (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

 Title of each class                         Name of each exchange on which
 to be so registered                         each class is to be registered

     (none)                                               (none)
---------------------------                -----------------------------------


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates (if applicable): (none)
             --------

Securities to be registered pursuant to Section 12(g) of the Act:

                            Common Stock, $.001 par value
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                                   (Title of class)

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ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     Youbet.com, Inc., a Delaware Corporation, formerly known as You Bet International, Inc. ("Youbet.com") is authorized by its Certificate of Incorporation to issue 51,000,000 shares of capital stock consisting of the following:

     - 50,000,000 shares of common stock, par value $.001 per share; and

     - 1,000,000 shares of preferred stock, par value $.001 per share.

     The common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Cumulative voting for the election of directors is not provided for in Youbet.com's Certificate of Incorporation. Upon liquidation, dissolution or winding-up of Youbet.com, and after the payment of the preferential rights of the Series A Convertible Preferred Stock, the holders of shares of common stock will be entitled to receive pro rata all assets of Youbet.com legally available for distribution to such stockholders. Except for any preferential rights of the Series A Convertible Preferred Stock, or any other series of preferred stock created by the board from time to time, the stockholders of common stock will be entitled to such cash dividends as may be declared from time to time by the board from funds available therefor.

     Youbet.com has authorized the creation of a series of four hundred thousand (400,000) shares of preferred stock designated "Series A Convertible Preferred Stock" out of the one million (1,000,000) preferred shares authorized in Youbet.com's Certificate of Incorporation. The remaining shares may be issued in one or more series. The rights, preferences and privileges of any additional series of preferred stock will be determined by the board of directors of Youbet.com.

     The holders of Series A Convertible Preferred Stock are not entitled to dividends unless dividends are paid on the common stock, in which case the Series A Convertible Preferred Stock will receive dividends at the same rate payable on the common stock on the basis of the number of shares of common stock into which the Series A Convertible Preferred Stock is convertible. The holders of Series A Convertible Preferred Stock vote together with the holders of common stock, on the basis of the number of shares of common stock into which the Series A Convertible Preferred Stock is convertible, on all matters presented to the stockholders of Youbet.com to vote. The Series A Convertible Preferred Stock will vote separately as a class on matters which affect its rights and preferences.

     Each share of the Series A Convertible Preferred Stock is convertible into ten shares of common stock and will be automatically converted into common stock at such time as Youbet.com has completed a registered secondary public offering which raises not less than $15,000,000 in gross proceeds and has its common stock listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market.

     Upon liquidation, dissolution or winding-up of Youbet.com, the holders of shares of Series A Convertible Preferred Stock will be entitled to receive $25 per share, plus any unpaid dividends, prior to the distribution to any shares of stock ranking junior to the Series A Convertible Preferred Stock. After the holders of shares of stock ranking junior to the Series A Convertible Stock have received all liquidation preference payments to which they are entitled and the holders of common stock have received $2.50 per share plus any unpaid dividends, any remaining assets of Youbet.com will be distributed ratably to the holders of the common stock and the Series A Convertible Preferred Shares. Distributions to the holders of the Series A Convertible Preferred Shares will be on the basis of the number of shares of common stock into which the Series A Convertible Preferred Shares are convertible.

     Youbet.com is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Anti-Takeover Law") regulating corporate takeovers. The Anti-Takeover Law prevents certain Delaware corporations from engaging, under certain circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder" i.e. a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such persons for three years following the date that such stockholder became an "interested stockholder" unless (1) the transaction is approved by the board of directors prior to the date the "interested stockholder" attained such status, (2) upon consummation of the transaction that resulted in the stockholder's becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (3) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

     A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. Youbet.com has not "opted out" of the provisions of the Anti-Takeover Law. The statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to Youbet.com and, accordingly, may discourage attempts to acquire Youbet.com.

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ITEM 2.   EXHIBITS

(a) Restated Certificate of Incorporation (Incorporated herein by reference to Youbet.com's Form 10-K for the year ended December 31, 1995.)

(b) Bylaws of the Company (Incorporated herein by reference to Youbet.com's Form 10-K for the year ended December 31, 1995.)

(c) Certificate of Designation for Series A Convertible Preferred Stock (Incorporated herein by reference to Youbet.com's Form 10-KSB for the year ended December 31, 1998.)

(d)  Certificate of Ownership dated January 19th, 1999

(e)  Specimen stock certificate

                                      SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

May 10, 1999                        YOUBET.COM, INC.



                                   By: /s/ Robert M. Fell
                                      -------------------------------
                                        Robert M. Fell
                                        Chief Executive Officer